Exhibit 99.1

      Volt Information Sciences Announces Third Quarter Results


    NEW YORK--(BUSINESS WIRE)--Sept. 6, 2007--Volt Information
Sciences, Inc. (NYSE: VOL) today reported financial results for the Company's third quarter and nine months ended July 29, 2007.

    Volt will conduct a conference call webcast at 11:00 A.M. (EDT) today to discuss third quarter results. The conference call dial-in number is 1-888-552-9191 (domestic) or 1-210-234-0009 (international), passcode: Third Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_releases.cfm.

    Attached is a summary of the Company's results of operations and the notes thereto. The notes are an integral part of the summary.

    THIRD QUARTER - FISCAL 2007 RESULTS

    For the third quarter of fiscal 2007 ended July 29, 2007, net income increased by 9% to $9.1 million, or $0.40 per share, compared to $8.4 million, or $0.36 per share, in the fiscal 2006 third quarter. Net sales for the 2007 quarter increased by 4% to $610.5 million, compared to $584.9 million in last year's comparable quarter. Income before minority interest and income taxes increased by $0.3 million, or 2%, compared to the 2006 comparable quarter.

    NINE MONTHS - FISCAL 2007 RESULTS

    For the first nine months of fiscal 2007, the Company reported net income of $16.2 million, or $0.70 per share, compared to $17.1 million, or $0.73 per share, last year. Net sales for the 2007 nine-month period remained flat at $1.7 billion compared to the 2006 nine-month period. Income before minority interest and income taxes was $26.5 million in the nine months ended July 29, 2007 compared to $30.1 million in the comparable fiscal 2006 period.

    Commenting on the results for the third quarter, Mr. Steven A. Shaw, President and Chief Executive Officer of Volt, stated "We are pleased to report an increase in earnings for the third fiscal quarter due in part to the Computer Systems segment, which returned to positive quarterly year over year comparisons, and the Telecommunication Services segment, which has started to recognize both revenue and profits from multi-year contracts. We are addressing margin pressure in Technical Placement and the ongoing softening in the Administrative and Industrial sector of the economy with greater efficiencies and investments to support and grow our newer direct placement and RPO service offerings."

    STAFFING SERVICES

    Net sales for this segment increased by 4% to $519.1 million compared to the fiscal 2006 third quarter due to increased staffing business and VMC Consulting sales in the Technical Placement division offset by decreased business in the Administrative and Industrial division. Despite the increase in sales, operating profit decreased to $13.3 million from $16.2 million as a result of lower gross margin percentage and increased overhead costs primarily associated with newer business offerings including direct placement and RPO services.

    COMPUTER SYSTEMS

    The segment reported an operating profit of $6.9 million on net sales of $47.4 million in the third quarter of fiscal 2007 compared to an operating profit of $6.0 million on net sales of $46.3 million in the comparable prior year period. The sales increase is primarily due to an increase in the Maintech division's IT maintenance sales. The increase in operating profit was the result of the increased gross margin percentages due to the mix of business partially offset by increased overhead.

    TELEPHONE DIRECTORY

    The segment reported an operating profit of $4.2 million on net sales of approximately $21 million in the fiscal 2007 third quarter, the same as in the comparable prior year period. The increase in sales in the DataNational community telephone directory publishing sales was offset by decreases in printing sales in Uruguay, while the increased profitability of domestic directories was offset by the increased losses of the Uruguayan operations.

    TELECOMMUNICATIONS SERVICES

    The segment reported an operating profit of $0.9 million on net sales of $28.3 million in the third quarter of fiscal 2007 compared to an operating loss of $0.2 million on net sales of $22.6 million in the comparable prior year period. The improvement in profitability was due to the increased sales and higher margins generated by an increase in projects and the ramping up of a major telco services contract.

    GENERAL CORPORATE EXPENSES

    General corporate expenses decreased by $0.4 million, or 4%, in the third quarter of fiscal 2007 due to lower professional fees than the comparable fiscal 2006 quarter.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents, excluding restricted cash, was $24.3 million at the end of the quarter. At July 29, 2007, the Company had sold a participating interest in accounts receivable of $90.0 million under its securitization program and had the ability to finance an additional $110.0 million under the facility.

    In addition, the Company may borrow under a secured $40.0 million revolving credit facility ("Credit Facility") and the Company's wholly owned subsidiary, Volt Delta Resources ("Volt Delta"), may borrow under a separate $100.0 million revolving secured credit facility ("Delta Credit Facility"). At July 29, 2007, $20.6 million was drawn under the Delta Credit Facility, of which $5.6 million was borrowed in foreign currencies.

    During the third quarter of fiscal 2007, the Company repurchased approximately 752,000 shares of its common stock in the open market as treasury stock at a cost of $15.0 million.

    Volt Delta has received the necessary regulatory clearances to proceed with its previously announced definitive merger agreement with LSSi Corp. The transaction is expected to close within the next two weeks and as a result of the merger, LSSi Data Corp. will become a wholly owned subsidiary of Volt Delta. The total merger consideration will be approximately $70 million in cash subject to adjustment based upon the amount of LSSi's working capital on the closing date. For the seven-month period from January through July 2007, LSSI had revenue of $16.8 million and EBITDA of $4.2 million, including $0.5 million in associated deal costs. The Company expects there to be significant synergies between the operations and for the acquisition to become accretive to earnings approximately six months after closing.

    Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt's web site at http://www.volt.com.

    This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Relations/Corporate Governance section.


                   VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
                        SUMMARY OF OPERATIONS
                             (UNAUDITED)

                             THIRD QUARTER ENDED   NINE MONTHS ENDED
                              July 29,  July 30,  July 29,   July 30,
                                2007      2006      2007       2006
                             ---------- -------- ---------- ----------
                               (In thousands, except per share data)

Net sales                      $610,465 $584,914 $1,727,466 $1,728,233
                             ========== ======== ========== ==========

Income before minority
 interest and income taxes     $ 14,614 $ 14,278 $   26,466 $   30,135
Minority interest -- Note A           -        -          -    (1,021)
                             ---------- -------- ---------- ----------
Income before income taxes       14,614   14,278     26,466     29,114
Income tax provision            (5,497)  (5,925)   (10,229)   (12,028)
                             ---------- -------- ---------- ----------


Net income                     $  9,117 $  8,353 $   16,237 $   17,086
                             ========== ======== ========== ==========


                                          Per Share Data

Net income per share - basic   $   0.40 $   0.36 $     0.70 $     0.74
                             ========== ======== ========== ==========

Net income per share -
 diluted                       $   0.40 $   0.36 $     0.70 $     0.73
                             ========== ======== ========== ==========

Weighted average number of
 shares outstanding - basic      22,968   23,338     23,103     23,166
                             ========== ======== ========== ==========

Weighted average number of
 shares outstanding -
 diluted                         23,018   23,519     23,153     23,315
                             ========== ======== ========== ==========

                            (Notes Follow)


                   VOLT INFORMATION SCIENCES, INC.
                          AND SUBSIDIARIES
             SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                             (UNAUDITED)

                            THIRD QUARTER ENDED    NINE MONTHS ENDED
                            July 29,   July 30,   July 29,   July 30,
                              2007       2006       2007       2006
                           ---------- ---------- ---------- ----------
Net Sales:                           (Dollars in thousands)
--------------------------
Staffing Services -- Note
 B
  Traditional Staffing     $  509,003 $  484,882 $1,433,008 $1,415,066
  Managed Services            275,819    281,948    904,644    806,815
                           ---------- ---------- ---------- ----------
  Total Gross Sales           784,822    766,830  2,337,652  2,221,881
  Less: Non-Recourse
   Managed Services         (265,729)  (267,591)  (868,261)  (762,694)
                           ---------- ---------- ---------- ----------
Net Staffing Services         519,093    499,239  1,469,391  1,459,187
Telephone Directory            20,802     21,426     55,527     54,437
Telecommunications
 Services                      28,347     22,550     76,897     89,959
Computer Systems               47,413     46,305    139,131    139,716
Elimination of inter-
 segment sales                (5,190)    (4,606)   (13,480)   (15,066)
                           ---------- ---------- ---------- ----------

Total Net Sales            $  610,465 $  584,914 $1,727,466 $1,728,233
                           ========== ========== ========== ==========

Income (Loss) Before
 Minority Interest
and Income Taxes
Staffing Services          $   13,300 $   16,248 $   32,515 $   35,573
Telephone Directory             4,243      4,243      9,162     10,521
Telecommunications
 Services                         943      (189)        649        539
Computer Systems                6,932      6,046     17,639     21,632
                           ---------- ---------- ---------- ----------
Total Segment Operating
 Profit                        25,418     26,348     59,965     68,265

General corporate expenses    (9,678)   (10,126)   (29,852)   (32,683)
                           ---------- ---------- ---------- ----------
Total Operating Profit         15,740     16,222     30,113     35,582

Interest income and other
 (expense)                         10    (1,094)      (569)    (3,338)
Foreign exchange loss -net      (305)      (351)      (758)      (707)
Interest expense                (831)      (499)    (2,320)    (1,402)
                           ---------- ---------- ---------- ----------

Income Before Minority
 Interest and Income Taxes $   14,614 $   14,278 $   26,466 $   30,135
                           ========== ========== ========== ==========

                            (Notes Follow)


                   VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEET DATA
                             (Unaudited)

                                                 July 29,  October 29,
                                                   2007       2006
                                                ---------- -----------
Assets                                          (Dollars in thousands)
 Current Assets
   Cash and cash equivalents                      $ 24,265    $ 38,481
   Restricted cash - Note B                         34,149      30,713
   Short-term investments                            5,152       4,709
   Trade receivables, net -- Note C                419,097     390,799
   Inventories                                      45,262      28,735
   Recoverable income taxes                          3,876           -
   Deferred income taxes                             8,314       9,167
   Prepaid insurance and other assets               32,663      37,280
                                                ---------- -----------
 Total Current Assets                              572,778     539,884

 Property, plant and equipment, net                 69,884      74,135
 Insurance and other assets                          9,461       2,247
 Goodwill                                           50,354      50,896
 Other intangible assets, net                       29,043      31,959
                                                ---------- -----------
 Total Assets                                     $731,520    $699,121
                                                ========== ===========

Liabilities and Stockholders' Equity
 Current Liabilities
   Notes payable to banks                         $ 24,405    $  4,639
   Current portion of long-term debt                   500         470
   Accounts payable                                203,055     190,431
   Accrued wages and commissions                    59,475      59,387
   Accrued taxes other than income taxes            22,664      20,186
   Accrued insurance and other accruals             27,906      29,241
   Deferred income and other liabilities            45,486      37,519
   Income taxes payable                                  -       3,626
                                                ---------- -----------
 Total Current Liabilities                         383,491     345,499

 Accrued insurance                                   1,248       4,760
 Long-term debt                                     12,448      12,827
 Deferred income taxes                               6,284      10,787

 Stockholders' Equity                              328,049     325,248
                                                ---------- -----------
 Total Liabilities and Stockholders' Equity       $731,520    $699,121
                                                ========== ===========

                            (Notes Follow)


           VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
             SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                             (UNAUDITED)

A - In December 2005, Volt Delta Resources, LLC ("Volt Delta"), the principal business unit of the Computer Systems segment, purchased from Nortel Networks, Inc. ("Nortel Networks") its 24% minority interest in Volt Delta for $62.0 million, including an excess cash distribution of $5.4 million. Nortel Networks had originally purchased its 24% interest in August 2004, and under the terms of the original purchase agreement, each party had a one-year option to cause Nortel Networks to sell and Volt Delta to buy the minority interest for an amount ranging from $25.0 million to $70.0 million, exercisable starting August 2006.
    During the first fiscal quarter of 2006, Volt Delta also purchased
     Varetis Solutions GmbH ("Varetis Solutions") from varetis AG for $24.8 million. The acquisition provided Volt Delta the resources to focus on the evolving global market for directory information systems and services. Varetis Solutions added technology in the area of wireless and wireline database management, directory assistance/inquiry automation and wireless handset information delivery to Volt Delta's significant technology portfolio.

B - Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is segregated from cash and cash equivalents on the balance sheet.

C - Under a securitization program, the receivables related to the staffing solutions business of the Company are sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary to an unaffiliated third party. The outstanding balance of the participation interest sold was $90.0 million and $110.0 million at July 29, 2007 and October 29, 2006, respectively. Accordingly, the trade receivables included on the July 29, 2007 and October 29, 2006 balance sheets have been reduced to reflect the participation interest sold.

D - On December 19, 2006, the Company's Board of Directors authorized and approved a three-for-two stock split in the form of a dividend on the Company's common stock, par value $.10 per share. Shares of common stock were distributed on January 26, 2007, to all stockholders of record as of January 15, 2007. Share amounts and per share data have been adjusted to reflect the stock split.

    CONTACT: Volt Information Sciences, Inc.
             Jack Egan and Ron Kochman, 212-704-2400
             voltinvest@volt.com